PROSPECTUS                                      FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-85665

                                3,080,399 SHARES

                       FASTCOMM COMMUNICATIONS CORPORATION

                                  COMMON STOCK

This Prospectus relates to 3,080,399 shares (the "Shares" or the "Offered Shares") of common stock, par value $.01 per share (the "Common Stock"), of FastComm Communications Corporation, a Virginia corporation (the "Company"). The Shares have been issued to (i) Dr. Kenneth Bloom in connection with the acquisition of KG Data Systems on March 31, 1999 and (ii) to a group of private investors in a private placement in July 1999. See "Selling Securityholders."

The Company will not receive any proceeds from the sale of Shares by the Selling Securityholders, but will receive the exercise price payable upon the exercise of the Warrants if those Warrants are exercised for cash. There can be no assurance that all or any part of the Warrants will be exercised for cash. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Securityholders to underwriters, dealers, brokers or agents and legal fees of counsel to the Selling Securityholders, if any.

The Shares being registered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of such Selling Securityholders in the open market, on the OTC Bulletin Board, in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Offered Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the Offered Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions). The Selling Securityholders and any broker-dealers who act in connection with the sale of Offered Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and proceeds of any resale of the Offered Shares may be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Securityholders" and "Plan of Distribution."

Our Common Stock is currently traded on the NASDAQ-OTC Bulletin Board under the Trading Symbol FSCX. On August 13, 1999 the last sales price of the commons stock on that market was $.93 per share.

          Investing in these securities involves a high degree of RISK.
            See "CERTAIN RISK FACTORS" at page 4 of this Prospectus.




     YOU SHOULD RELY ONLY UPON THE INFORMATION IN THIS PROSPECTUS. WE HAVE NOT, AND THE SELLING SECURITYHOLDERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE SELLING SECURITYHOLDERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                 The date of this Prospectus is October 18, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. As required by the Securities Exchange Act, we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at regional offices of the SEC at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. In addition, we are required to file electronic versions of these documents through the SEC's Electronic Data Gathering, Analysis and Retrieval System (EDGAR). The SEC maintains a World Wide Web site at http:www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. The common stock is quoted on the Nasdaq OTC Bulletin Board Market. Information regarding the trading of our common stock on the Nasdaq OTC Bulletin Board Market can be obtained from Nasdaq, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878 (202) 496-2500).

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities being offered by this Prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to us and the offer and sale of the securities, reference is made to the Registration Statement. Statements contained in this prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of those documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Registration Statement may be inspected without charge at the public reference facilities of the SEC at the addresses contained in the preceding paragraph and copies of all or any part thereof may be obtained form the SEC at prescribed rates.

Pursuant to the rules of the SEC, we are able to "incorporate by reference" into this document the information that we have on file with the SEC. This means that we may disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus. In addition, any later information we file with the SEC and incorporated by reference will update and supersede the information referred to or contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under section 13a, 13c, 14 or 15(d) of the Exchange Act until this offering has been completed:

          1. Our Annual Report on Form 10-K for the fiscal year ended April 30, 1999, filed with the Commission pursuant to Section 13(a) of the 1934 Act; and

          2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1999, filed with the Commission pursuant to Section 13(a) of the 1934 Act.

          3. The description of the Company's Common Stock registered under the 1934 Act contained in the Company's Form 8-A filed with the Commission on September 8, 1988, including any amendments or reports filed for the purpose of updating such description.


                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain information set forth in this Prospectus includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we may publish "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we may publish "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act or make oral statements that constitute forward-looking statements. These forward-looking statements may relate to such matters as anticipated financial performance, future revenues or earnings, business prospectus, projected ventures, new products, anticipated market performance and similar matters. The words "budgeted," "anticipate," "project," "estimate," "expect," "may," "believe," "potential" and similar statements are intended to be among the statements that are forward looking statements. Because these statements reflect the reality of risk and uncertainty that is inherent in our business, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date hereof.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, we caution you that a variety of factors could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to those set forth under the caption "Risk Factors" on page 4 and in our filings with the SEC.

We undertake no obligation to release publicly any revisions to the forward -looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

We will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents incorporated herein by reference

(not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporated). Requests should be directed to FastComm Communications Corporation, 45472 Holiday Drive, Sterling, Virginia 20166, (703) 318-7750, Attention: Investor Relations.

No person has been authorized to give any information or to make any representation other than those contained in, or incorporated by reference into, this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Securityholders. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these Shares by anyone, in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any state, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information herein or the affairs of the Company since the date hereof.

                              CERTAIN RISK FACTORS

This offering involves a high degree of risk. Before you invest in the shares offered hereby, you should consider carefully the following factors, in addition to the other information contained in this Prospectus. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment. In addition, this Prospectus and the documents incorporated herein by reference contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements, which are often identified by words such as "believes", "anticipates", "expects", "estimates", "should", "may", "will", and "similar" expressions, represent the Company's expectations or beliefs concerning future events. Numerous assumptions, risks and uncertainties, including the factors set forth below, could cause actual results to differ materially from the results discussed in the forward looking statements.


WE HAVE A HISTORY OF LOSSES AND MAY EXPERIENCE FUTURE LOSSES.

We have incurred net losses of $595,000 $9,089,000 and $5,550,000 for the years ended April 30, 1997, 1998 and 1999, respectively, and $777,000 for the first quarter of our fiscal year 2000. These losses are primarily attributable to sales levels insufficient to meet the costs associated with the development and marketing of new products in an emerging technology and to litigation costs and costs associated with the Chapter 11 Bankruptcy described below. Sales levels have been negatively impacted by delays in product development, delays on the part of the carriers to offer frame relay services and once offered, incorrect carrier pricing for frame relay services. The Company actively participates in industry forums that promote frame relay and ATM services. Further, the Company upgraded and expanded it sales, marketing and engineering organizations, while decreasing its general and administrative overhead. The Company is focused on acquisitions and partnership arrangements intended to expand its technology base and increase sales. There can be no assurance that the Company will generate sufficient revenues to meet expenses or to operate profitably in the future.


WE RECENTLY EMERGED FROM BANKRUPTCY.

On June 2, 1998, the Company filed a voluntary petition for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Eastern District of Virginia. This filing was a direct result of enforcement activities by a judgment creditor. All litigation related to this matter has now been settled. On March 30, 1999, the Company's Plan of Reorganization was approved by the Bankruptcy Court and the Company emerged from Chapter 11. The Plan of Reorganization became effective on April 12, 1999. The Plan provides for cash and debenture payments equal to 100% of each allowed claim plus interest. The positions of all common Shareholders are preserved. The Chapter 11 Bankruptcy filing had a negative impact on the Company's sales, its relationships with vendors and ability to hire and retain qualified employees, among other areas.


WE RECENTLY SETTLED AN INVESTIGATION BY THE SEC.

On September 28, 1999, the Company, its CEO and Chairman of the Board, Peter C. Madsen, and its CFO, Mark H. Rafferty, agreed to a settlement with the Securities and Exchange Commission (SEC) arising out of the five-year old investigation of the Company by the SEC. Without admitting or denying the allegations, Messrs Madsen and Rafferty each agreed to consent to the entry of an Order to cease and desist committing or causing any violations or any future violations of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20 and 13a-13 promulgated thereunder. Mr. Rafferty also agreed to cease and desist from committing or causing any violations or any future violations of Rule 13a-1 promulgated under the Exchange Act. Without admitting or denying the allegations in the Complaints filed by the SEC, the Company consented to the entry of a final Judgment which enjoins it from violations of Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934.


WE ARE SUBJECT TO POTENTIAL FLUCTUATION IN OPERATING RESULTS AND MUST MANAGE OUR INVENTORY AND SOURCE OF SUPPLY.

A significant portion of the Company's sales are derived from products shipped against firm purchase orders released in the fiscal quarter. Unforeseen delays in product deliveries or the closing of sales, introduction of new products by the Company or its competitors, fluctuations in customer capital expenditures or other conditions affecting the networking industry or the economy during any fiscal quarter could cause quarterly revenue and net earnings to vary greatly. Further, the Company schedules some production of its products and budgets expenses based on forecasts of sales, which are difficult to predict. The Company's manufacturing procedures are designed to assure rapid response to customer demand, but may, in certain circumstances, create risk of excess or inadequate inventory if orders do not match forecast. Moreover, shortages or delays in the supply of manufacturing components at shipments at acceptable prices could adversely affect the Company's ability to meet scheduled product shipments in any particular quarter, which could materially affect the Company's operating results. Because a substantial portion of customer orders are filled within the fiscal quarter of receipt, and because of the ability of customers to revise or cancel orders and change delivery schedules without significant penalty, quarter to quarter revenues and, to a greater degree, net earnings, may be subject to greater variability and less predictability. From time to time, the Company has experienced significant increases in its levels of inventory in order to meet production requirements of existing or anticipated orders or as the result of delays in receiving certain components, such as critical chipsets, from suppliers and the concurrent accumulation of other inventory. Increased levels of inventory could adversely affect the Company's liquidity, increase the risk of inventory obsolescence (from cancellation of orders, failure to receive anticipated orders or otherwise), or increase the risk of a decline in market value of such inventory or losses from theft, fire or other similar occurrences. The failure of the Company to effectively manage its inventory levels could have a material adverse affect on the Company's financial condition and results of operations.


OUR INDUSTRY IS CHARACTERIZED BY RAPID CHANGES IN TECHNOLOGY AND SERVICES.

The markets for the Company's products are characterized by continuous technological change, evolving industry standards and frequent product introductions. Such changes in the market may adversely affect the Company's ability to sell its products. The Company's ability to anticipate changes in technology, industry standards and to develop and introduce new and enhanced products on a timely basis that are successful in the market, will be significant factors in the Company's competitive position and its prospects for growth. Moreover, if technologies or standards supported by the Company's products or carrier service offerings based on the Company's products become obsolete or fail to gain widespread commercial acceptance, the Company's business may be adversely affected. As a result, Management believes that significant expenditures for research and development will be required in the future. Research and development project schedules for high technology products are inherently difficult to predict, and there can be no assurance that the Company will achieve its expected initial shipment dates for products in development. Because timely availability of new and enhanced products is critical to the success of the Company, delays in availability of these products, or lack of market acceptance of such products, could adversely affect the Company.


WE ARE ENGAGED IN A HIGHLY COMPETITIVE BUSINESS.

The market for networking systems is extremely competitive. In most of the markets in which we compete our competitors are more established, benefit from greater market recognition and have greater financial, technological, production and marketing resources than we do. Competition could become even more intense if new companies enter the market or if our existing competitors expand their product lines. We compete on the basis of product features and capabilities, performance and price. An increase in competition could have an adverse effect on our operating results, both in terms of lost market share and revenues and required investments in research and development and sales and marketing in order to remain competitive. There can be no assurance that we will be able to make technological advances or that we will have sufficient resources to fund the necessary research and development, marketing and sales efforts that will enable us to profitably compete in our markets. On June 2, 1998, the Company filed a voluntary petition for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Eastern District of Virginia. This filing was a direct result of enforcement activities by a judgment creditor. All litigation related to this matter has been settled. On March 30, 1999, the Company's Plan of Reorganization was approved by the Bankruptcy Court and the Company emerged from Chapter 11 on April 12, 1999. The Plan provides for cash and debenture payments equal to 100% of each allowed claim plus interest. The positions of all common shareholders are preserved. This filing had a negative impact on sales during the 1999 fiscal year and, at this time, the Company is unable to predict the effect this filing and the subsequent reorganization will have on its ability to compete in its marketplace.


WE RELY ON A LIMITED NUMBER OF KEY EMPLOYEES.

Our success depends to a significant degree upon the continued contributions of our management, marketing, engineering and technical personnel, many of whom would be difficult to replace. In addition, as we continue to develop the ChanlComm product line, we will need to attract and retain additional qualified personnel. There is intense competition for qualified personnel in our industry, and there can be no assurance that we will be able to attract and retain the qualified personnel necessary for the development of our business. Loss of the services of any of our key employees would be detrimental to our development. We do not have "key man" life insurance on any of our officers or directors. On June 2, 1998, the Company filed a voluntary petition for reorganization under Chapter 11 of the Federal bankruptcy laws in the United States Bankruptcy Court for the Eastern District of Virginia. As a direct result of this filing, the Company has suffered the loss of certain key employees. To date, the Company has been able to refill some of these positions. At this time, the Company is unable to predict the long-term effect this filing will have on its ability to attract and retain key employees.


THE PRICE OF OUR SHARES IS SUBJECT TO PRICE VOLATILITY.

The Company's common shares have been subject to substantial market price volatility, some of which has occurred when there have been variations between the company's actual or anticipated financial results and the expectations of that of the financial community and in the aftermath of public announcements by the Company and its competitors. Further, the stock market has experienced extreme price and volume fluctuations from time to time which have affected the market price of many technology companies in particular and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic conditions, may adversely affect the market price of the Company's common shares in the future. On June 9, 1998 the Company's shares were delisted from the NASDAQ National Market System. The shares are currently quoted on the NASDAQ OTC Bulletin Board.

WE MUST BE ABLE TO ADAPT TO CHANGES IN PROTOCOL AND OTHER TECHNOLOGY.

New Data Protocols may be developed that could displace the protocols currently supported in Company products, requiring additional software development to sustain the viability of those products. An announcement of such new protocols could have a negative effect on sales of older designs, as users hesitate to install equipment based on existing designs until they have evaluated the new ones. There can be no assurance that the Company would have the necessary resources, particularly the knowledgeable employees, to implement new protocols in a timely manner. Such failure to develop adequate products in response to new technology could adversely affect the Company's profitability. Asynchronous Transfer Mode (ATM) is a new technology for transmitting digital information, including voice and data, over a public or private network. Telephone companies and other operators of public network are deploying ATM in their backbone segments. If the ATM technology becomes much less expensive, ATM services could become economically more attractive than frame relay services that currently are involved in the bulk of the Company's business. If ATM were to become more popular than frame replay, the Company would need to develop new products, retrain its employees, and educate its sales and distribution channel partners. There can be no assurance that the Company will have the resources necessary to develop appropriate products in a timely manner.


WE MUST INTRODUCE NEW PRODUCTS TO COMPETE

The Company's future revenue is dependent on its ability to successfully develop, manufacture and market products. In this regard, future growth is dependent on the Company's ability to timely and successfully develop and introduce new products, establish new distribution channels, develop affiliations with leading market participants which facilitate product development and distribution, and market existing and new products with service providers, resellers, channel partners, and others. The introduction of new or enhanced products requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. In addition, as the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule. There can be no assurance that the Company will successfully manage the transition to new products or that the Company's research and development efforts will result in commercially successful new technology and products in the future.


WE MAY NEED TO SEEK ADDITIONAL CAPITAL TO FULFILL OUR BUSINESS PLAN

The Company's ability to make future capital expenditures and fund the development and launch of new products, are dependent on existing cash and some or all of the following: demands on cash to support inventory for the frame relay products and the Company's return to profitability. The timing and amount of the Company's future capital requirements can not be accurately predicted, nor can there be any assurance that debt or equity financing, if required, can be obtained on acceptable terms. There can be no assurance that the company will have cash available in the amounts and at the times needed.


SOME COMPONENTS OF OUR PRODUCTS ARE AVAILABLE TO US ONLY FROM A LIMITED NUMBER OF SUPPLIERS

Certain components used in our products are currently available from only one source and other of the components are available from only a limited number of suppliers. Although we have generally been able to obtain adequate supplies of components to date, our inability to develop alternative sources if and as required in the future, or to obtain sufficient sole source or limited source components as required, could result in delays or reductions in product shipments. Certain products that are or may in the future be marketed with or incorporated into our products are supplied by or under development by third parties. These third parties may be the sole suppliers of such products. While the Company believes there are a number of suitable manufacturers, there can be no assurance that current or alternative sources will be able to supply all of our demands on a timely basis. Also, an unanticipated interruption in supply could have a short-term effect on our business. It will not be economically practical for the Company to develop its own manufacturing capacity in the foreseeable future.


WE ARE DEPENDENT ON PATENTS AND PROPERTY RIGHTS TO PROTECT OUR POSITION IN THE INDUSTRY

The Company's success depends in part upon its technological expertise and proprietary product designs. The Company relies upon its trade secret protection efforts and, to a lesser extent, upon patents and copyrights to protect its proprietary technologies. There can be no assurance that these steps will be adequate to deter misappropriation or infringement of its proprietary technologies or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Further, given the rapid evolution of technology and uncertainties in intellectual property law, there can be no assurance that the Company's current or future products will not be determined to infringe proprietary rights of others. Should the Company be sued for patent infringement, there can be no assurance that the Company will prevail, or, if required by such litigation, that it will be able to obtain the requisite licenses or rights to use such technology on commercially reasonable terms. In addition, any litigation, regardless of the outcome, could result in substantial costs to the Company.

WE COULD BE AFFECTED BY GOVERNMENTAL RESTRAINTS OR CHANGES IN GOVERNMENTAL
POLICY

The Company's products are subject to regulation by the Federal Communications Commission (the "FCC"), and each of the Company's products must typically be tested before it can be introduced into the market. Any inability of the Company's products to conform to FCC regulations or any failure of the Company's products to meet FCC testing requirements could delay the introduction of the Company's products into the market, impact the Company's relationships with its OEMs and otherwise adversely affect the Company. Foreign authorities often establish telecommunications standards different from those in the United States, making it difficult and more time-consuming to obtain the required regulatory approvals. Any significant delay in obtaining such regulatory approvals could have an adverse effect on the Company's operating results. Furthermore, changes in such laws, regulations, policies or requirements could affect the demand for the Company's products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on the Company's future operating results.


OUR OUTSTANDING SHARES MAY BE DILUTED

A substantial number of shares of Common Stock are or will be issuable by the Company upon the exercise of warrants and options which the Company has issued, which could result in dilution to a Shareholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock.

On August 13, 1999, there were issued and outstanding a total of 17,555,160 shares of Common Stock. If all convertible debentures , warrants and stock options which the Company has issued were deemed converted and exercised, as the case may be, as of August 13, 1999, there would be issuable approximately 7,038,289 shares of Common Stock. Upon such conversion and exercise, there would be outstanding 24,593,449 shares of Common Stock. The sale or availability for sale of a significant number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. The availability to the Company of additional equity financing, and the terms of any such financing, may also be adversely affected by the foregoing.


                                   THE COMPANY

INTRODUCTION

FastComm Communications Corporation (the "Company" or "FastComm"), designs, develops, and manufactures network routing and switching equipment, controllers and processors for Internet and frame relay networks, mainframe communications controllers for IBM mainframe environments, multi-protocol access controllers for Unisys users and an advanced voice/fax/video/data convergence routers for enterprise and carrier users. The Company provides optimal migration paths for legacy networks moving toward newer IP (Internet Protocol) routing technologies. FastComm provides customers with modern networking technology as a cost-efficient means of bridging old networks to new networks. FastComm prides itself on its ability to customize private networks to attain the specific needs of their customers. Its customer base includes state and federal agencies, telephone companies and domestic and multi-national corporations.

The Company's strategy is to produce high quality value-added network routing and switching equipment - that are the easiest to install, use and maintain - for several market segments: Legacy-to-LAN transition, Internet/Intranet access, and Voice/Fax and Data integration. The Company targets business customers primarily, and designs its products for volume sales through third party resellers such as network product and service dealers, systems integrators, telephone carriers, PTT's, and original equipment manufacturers ("OEM's"). These resellers form a primary distribution channel for the Company and also provide installation and maintenance services in the United States and internationally.

The Company was incorporated as MicroTel, Inc. under the laws of the Commonwealth of Virginia in May 1983. The Company changed its name to Data Safe Incorporated in February 1984; to electronic Vaults, Inc., in August 1984; and to FastComm Communications Corporation, in October 1987.

During the fiscal year ended April 30, 1997, the Company acquired Comstat Datacomm Corporation, ("CDC or Comstat"), a Georgia corporation engaged in the data communications business.

In May 1998, FastComm obtained an exclusive license from KG Data Systems, Inc., ("KG Data") to manufacture, market and sell that firm's ChalComm product line, a replacement for channel attached front end processors in IBM based mainframe networks. Effective March 31, 1999, FastComm acquired all of the assets and assumed certain liabilities of KG Data. This business is now internally identified as the Mainframe Communications Division.

Prior to June 9, 1998, FastComm shares were traded publicly on the NASDAQ National Market under the symbol FSCX. On June 9, 1998, the Company's shares were delisted from the National Market System. Effective June 16, 1998, the Company's shares have been quoted on the OTC Bulletin Board under the same symbol.


PETITION FOR REORGANIZATION UNDER CHAPTER 11 OF THE FEDERAL BANKRUPTCY LAWS

On June 2, 1998, the Company filed a voluntary petition for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Eastern District of Virginia. This filing was a direct result of enforcement activities by a judgment creditor. All litigation related to this matter has been settled. On March 30, 1999, the Company's Plan of Reorganization was approved by the Bankruptcy Court and the Company emerged from Chapter 11. The Plan of Reorganization became effective on April 12, 1999. The Plan provides for cash and debenture payments equal to 100% of each allowed claim. The positions of all common Securityholders are preserved.

Pursuant to the Plan, Class 1 creditors representing existing holders of convertible debentures, are required to convert their debt to equity on or before October 12, 1999. The remaining outstanding Class 1 claims total approximately $200,000. Such conversion shall be at the current market price, i.e. the average of the prior 10 days closing bid price. In addition, all penalties will be waived. Upon conversion the Company will also issue warrants at 125% of the closing price on the day of conversion. Claims of unsecured creditors, below $1,000, were repaid in cash on or before April 30, 1999. Claims of unsecured creditors greater than $1,000 were satisfied by two cash payments totaling 25% of the allowed claim. The Company issued debentures to these unsecured creditors for the remaining 75% of their allowed claims. The claim of Gary Davison related to the judgment of $1,195,560 obtained against the Company was reduced to $900,000 and allowed as an unsecured nonpriority claim. The Company then dismissed its appeal of the state court verdict underlying the Davison claim and Davison withdrew a second claim of $2,350,000 related to a pending trial on another matter associated with his dismissal from the Company. Prior to confirmation of the Plan, the Company's president assumed the allowed claim, the effect of which is the amount due Davison will now be paid to him.

In funding its Plan, the Company raised $1,000,000 by selling common stock in a private offering. The debentures, totaling $2,490,357 issued to the unsecured creditors, including the President in connection with purchase of the Davison claim, mature in April 2003. The debentures will be convertible into common stock of the Company between the first and fourth anniversary of the effective date of the Plan. The debentures are convertible at the average of the closing price of the Company's common stock for the ten consecutive trading days ending on the trading day immediately prior to conversion. The debentures bear interest at 7.5%, payable in common stock of the Company. If not converted sooner, all debentures must be converted to common stock by April 2003. The Company has the right, at any time, to redeem for cash at par value all of the outstanding debentures plus any accrued interest. Each debenture holder has the additional right to surrender the entire debenture to the Company on April 12, 2000 and receive cash equal to 15% of the holder's original allowed claim plus interest.

The Company plans to introduce several new products to its customers in fiscal 2000, some of which will be the ChanlComm products formerly manufactured by KG Data Systems, Inc. Also, the Company is increasing its marketing efforts in Latin America, Korea and China in hopes of generating additional revenue. In addition, the Company expects to reduce administrative expenses in fiscal 2000 due to the elimination of legal fees related to the Davison litigation and the bankruptcy filing.

While the Company is optimistic that it can execute its revised business plan, there can be no assurance that the increased sales necessary to return to profitability will materialize or if they do, that the Company will be able to raise sufficient cash to fund the additional working capital requirements.


DESCRIPTION OF BUSINESS

NETWORKING INDUSTRY

The networking industry encompasses a broad range of communications services and equipment. Communications in the form of voice, fax, data - Internet traffic, electronic mail, on-line transaction processing, imaging, video teleconferencing, are transmitted across wide-area communication networks. As demand for these information services grows, communication networks expand in terms of the number of sites and users, the number of formats and types of information, and the volume and speed of information to be communicated by each user.

The network products industry categories that FastComm addresses divides itself into three major areas:

1. BACKBONE COMPONENTS AND SYSTEMS, consisting of large switches and multiplexers that manage wide area network (WAN) transmission lines that provide connectivity for these devices. Public network service providers purchase backbone components for their central offices, often identified as Point of Presence (POP). Private networks install them at headquarters, major regional centers, and the largest branch locations.

2. REMOTE ACCESS DEVICES, typically smaller equipment located in branch and remote offices, attached to the backbone network through a single digital telephone line. An access device may be part of a local area network (LAN) within a building or directly connect to a telephone line for outside access.

3. MAINFRAME COMMUNICATION CONTROLLERS, are devices that interface to IBM mainframe computers through very high-speed channels. These controllers have the same channel connections as tape drives, disk drives and high speed printers and typically are located in environmentally controlled rooms designed for large mission-critical data processing operations. For more than 25 years, IBM has been the custodian of its System Network Architecture (SNA) and corresponding Network Control Program (NCP) products and services. These controllers are designed to communicate at various speeds to remote locations only.


FASTCOMM'S PRODUCTS

The Company's products address all three areas of the network products industry. Its frame relay access devices, WEBrouter, Quick and MetroLAN serve as remote access devices. The GlobalStack provides a backbone system solution. The ChanlComm serves the mainframe communications controller marketplace.


MULTIPORT/MULTIPROTOCOL FRAME RELAY ACCESS DEVICES

The majority of the Company's revenue comes from the sale of frame relay access devices (FRAD's) and multiprotocol access routers. FastComm FRADs provide cost effective access to Frame Relay networks with support for a variety of LAN and LEGACY protocols including TCP/IF, SLIP, PPP, IPX HDLC (Bit Sync), SNA RFC-1490, BISYNC, Burroughs Poll/Select, Telnet Client & Sever, X.25 Switching, XXX PAD, Annex-G, Frame Relay Switching, Apple Talk, ALC and Async. All FRADs include an integral CSU/DSU or high speed serial network interface, support remote configuration and management via Telnet and SNMP, and comply with industry standard RFC1490 for internetworking with routers. The FastConnect feature allows a FastComm FRAD to automatically learn the network management protocol, DLCIs and its IP address for management. This allows a network manager to ship an unopened FRAD to a remote site, have a non-technical person plug it in, and from the central site, access the FRAD via Telnet to complete the configuration.

Frame relay is a simple way to transfer (relay) blocks of data (frames) on a "best effort" basis (without error correction) across a public or private network. Frame relay takes advantage of the high-quality (low error rate) of digital and optical fiber transmission lines to simplify communications by not correcting errors. Error correction is performed by computers and terminals attached to the network, not the network itself. Frame relay standards define the format for the data blocks sent to the network. The Company's frame relay access devices and routers adapt terminals, computers, telephone equipment, and facsimile machines to the industry standard frame relay format. FRAD market studies from major consultants such as the Yankee Group and Vertical Systems indicate that frame relay service revenues and unit counts are expected to grow at a rate of 30% or more annually past the year 2000.

The Company's FRADs, which also function as routers, connect PC's, workstations, local area networks ("LAN"), and host computers to a frame relay service. Data formats on FastComm FRADs are compatible with standard routers for the most important LAN protocols: IP, IPX and AppleTalk. A solution comprised of mixing FRADs at some sites with routers at others is less expensive than deploying routers everywhere. Certain Internet service providers (ISPs) offer FastComm routers as part of their product package, with frame relay service between the ISP site and those customers who require full time Internet access or to maintain a site on the World Wide Web.

In addition to standards compatibility, FastComm relies on additional proprietary features to add value and distinguish its products. To the best of the Company's knowledge, no competitor currently offers, in a single product line, all the features listed below:

1. Automatic installation has been a key advantage, in the form of three specific features that make FastComm products easier to install than those of its competition.

     * FastConnect allows a FastComm FRAD to learn how the frame relay network switch is configured.

     * FastConfig allows an EtherFRAD, RingFRAD or WEB.router to learn its IP addressing.

     * Save and restore configurations between the FRAD or WEB.router and a management station

2. MaximumPRIORITY and FastRATE features provide sophisticated, multiprotocol prioritization and congestion control, a feature typically found only in transmission switches. These features enable the Company's FRAD and router products to combine multiple "mission critical" applications over a single network connection while offering a superior quality of service. When used in conjunction with a wide are network or service that also offers prioritization of applications (virtual circuits), the Company's products can be used to offer end-to-end prioritization, a highly distinguishing feature.

3. A menu system on a dedicated port, for management and configuration, guides a user to select and set options for the installation process or to perform maintenance procedures. It also offers easy access to management information and statistics. Many competitors, in contrast, typically offer only a command line, which requires the user to learn and manually enter exact commands in the proper format and order. This is a slow, error prone and costly process.

A distinguishing feature of FastComm FRADs is their ability to handle terminal protocols with intelligence. An example of this intelligence is seen when dealing with polled protocols like IBM's SDLC (synchronous data link control) where more than half the data on a line may be overhead, not information. FastComm FRADs can eliminate this polling overhead and pass only user information. The Company's equipment emulates multidrop lines, the most common type found in over 50,000 IBM SNA (system network architecture) networks. FastComm FRADs save bandwidth, improve response times and simplify network topologies.

Recent versions of the front end processor for IBM mainframe computers and the midrange AS/400 are compatible with direct connections to frame relay networks. FastComm FRADs support the protocol conversion necessary for SDLC devices to interoperate directly with a front end process or AS/400. As with router networks, FRADs at remote sites with terminal cluster controllers can reduce the overall cost of a network.

Additional customer interest has been expressed in the direct Ethernet LAN port on the EtherFRAD models, the Token Ring port in RingFRAD models. The Company also offers a Basic Rate interface (BRI) module to attach to the ISDN (integrated Services Digital network), a digital telephone service. This module becomes part of an EtherFRAD.

Voice over frame relay became popular during fiscal 1997. In response, the Company introduced the VoiceFRAD a multiport/multiprotocol voice over frame relay access device. FastComm VoiceFRADs provide cost effective data and voice access over frame relay networks and support a variety of standard voice interfaces. Voice is digitized and compressed using a CELP algorithm that produces high voice quality at compression ratios of 8:1 and more. In response to a request from its then largest customer, the Company had been reselling a voice product manufactured by another vendor. Typically, arrangements such as this produce minimal gross margins. In order to rectify this situation, the Company is developing its own integrated voice/data product for sale in the current fiscal year. These products, the GlobalStack and MetroLAN, are expected to generate gross margins significantly greater than those generated by the Company's previous voice based offerings.


WEB.ROUTER

The WEB.router product, a low cost Internet access router, provides the Company's solution for Internet access over frame relay. The Internet and its World Wide Web are usually accessed over a dialed up connection or a leased line carrying the Internet protocol (IP) in a format called Point to Point Protocol
(PPP). With the large number of new Internet users, service providers are finding frame relay an efficient way to offer connections to many customers over a single data line at the ISP's site. WEB.router devices were designed for Intranet applications of World Wide Web technology (within companies) as well as general Internet access.


ISDN

The Company offers Basic Rate Interface (BRI) module to attach to the ISDN (Integrated Services Digital network, a digital phone service). This module becomes part of an EtherFRAD, for example. The BRI is an all-digital method to access a telephone company central office. A BRI can carry frame relay and voice at the same time. Software enhancements allow a Company product to use the BRI as its main connection, or as a way to dial up a replacement connection if for any reason the original frame relay access line is lost. The BRI option is offered in different versions for North America and Europe.

GLOBALSTACK

The GlobalStack-EX voice/fax/data/video router combines digital and analog voice from switches, PBXs, key systems, and remote telephones with LAN/legacy data and transports it over switched or dedicated digital networks. With digital T1, E1, ISDN BRI and PRI interfaces, frame relay interfaces for data equipment, an Ethernet port, and FastComm's routing software, the GlobalStack-EX is the perfect solution for integrating voice/fax data and multimedia throughout the enterprise network. The GlobalStack-EX satisfies large regional and central site office and POP locations where a confluence of communication mediums converge. The GlobalStack-EX is compliant with FRF.11, supporting voice compression (with silence suppression) and allows up to 30 voice channels to be transported in less than 300Kbps. Bandwidth is dynamically allocated between voice/video/data so that LAN traffic may continually adapt to fill the unused bandwidth.


MetroLAN

The MetroLAN router combines analog voice from switches, PBX's, key systems, telephones, and the PSTN with LAN/legacy data & multimedia and transports it over switched or dedicated digital networks. MetroLAN satisfies the needs of small office/branch office that require optimum phone line performance. With FastComm's routing software, three analog voice ports, two data equipment serial interfaces and an Ethernet port, the MetroLAN is the perfect solution for voice/fax/data and video applications.

The MetroLAN is compliant with FRF.11, supporting voice compression (with silence suppression) which allows up to 3 voice channels to be transported in less than 30Kbps. Bandwidth is dynamically allocated between voice/video/data so that LAN traffic may continually adapt to fill the unused bandwidth.


DATA CONTROLLER

Data Controllers are small data PABX's that allow up to seven devices to be managed with a single telephone line and modem. A management station places one call to the data controller, then communicates with up to seven attached devices. A typical example would be a branch office equipped with a CSU, multiplexer, bridge or router, terminal controller, and voice PABX or key system. In addition to supporting dial-in access, the Data controller will accept information from any of the managed devices, then dial out to the central management station, through the modem, and deliver that information - for example, an alarm message. This product is sold as the SuperView device.


QUICK PRODUCT LINE

The Quick II targets Unisys A and C-series mainframe customers who have been using legacy CP2000 equipment. Unisys sells and supports the Quick II to customers who require cost-effective network solutions for communication between legacy mainframe, peripheral and LAN applications. FastComm supports over 100 protocol variations which legacy equipment users depend on for seamless operations. The foundation of the Quick II is based on FastComm's streamline FRADs and WEB.router, which adds to the ease of support and configuration management. Sales of Quick II products totaled $1,748,000 during the fiscal year ended April 30, 1999.


CHANLCOMM MAINFRAME COMMUNICATIONS PROCESSOR

During fiscal 1999, the Company began to market the ChanlComm product family as a replacement for the front end processor ("FEP") in IBM mainframe computer networks. The ChanlComm takes its name from being "channel attached" to a main computer, bypassing the typical front end processor installed to handle communications lines. This product is now shipping with serial (SDLC) interfaces for wide area network lines (point to point and multidrop). The product development plan included the addition of a direct frame relay interface, full IP routing, along with other capabilities and protocols. The current 16 port capacity will be expanded to at least 256 ports this fiscal year. In certain applications, the ChanlComm at the host computer will communicate with FastComm FRADs or routers at remote sites, creating "pull through" business for the Company.


NEW PRODUCT DEVELOPMENT

The Company invests heavily in research and development ("R&D") and expects such investment to continue. Recorded expenses for research and development have been as follows:

            FY 1999 $2,388,000                  51%  of  revenue
            FY 1998 $2,255,000                  25%  of  revenue
            FY 1997 $2,042,000                  18%  of  revenue

The purchase of KG Data involves continuing product development on the ChanlComm communications processors. The work plan includes the addition of several protocol variants, including a frame relay network interface, and expansion of overall capacity.

Competitive pressure requires aggressive pricing. Product development stresses low cost, reliable components and ease of assembly. A modular approach allows many different products to be created from a few basic components. To keep costs low or to bring a product to market quickly, any design may be done entirely internally, externally, jointly with another firm, or from licensed technology.

Larger companies, with larger engineering resources and more internal expertise, may be able to develop a larger portion of their products without outside technology. Not having to pay licensing fees or royalties could provide them a cost advantage.

Research and development project schedules for high technology products are inherently difficult to predict, and there can be no assurance that the Company will achieve its expected initial shipment dates of products in development. The timely availability of new and enhanced products is critical to the success of the Company. Delays in availability of these new products, or lack of market acceptance of such products, could adversely affect the Company.

The company's ability to anticipate changes in technology, industry standards and communications service provider offerings, and its ability to develop and introduce new and enhanced products on a timely basis that are successful in the market will be a significant factor in the Company's competitive position and in its prospects for growth.



                                 USE OF PROCEEDS

     We will not receive any proceeds form the sale of the Offered Shares by the Selling Securityholders. If Warrants held by certain of the Selling Securityholders are exercised, we will receive up to $7,377,000, reflecting the total exercise price of the Warrants. Such proceeds will be used for general corporate purposes and working capital.










                             SELLING SECURITYHOLDERS

     This prospectus relates to the resale of up to 3,080,399 shares of common stock. The following table sets forth information with respect to this resale. The following table sets forth, to our knowledge, (i) the number of shares of common stock beneficially owned by each selling Securityholder, (ii) the number of shares of common stock to be offered and sold by such selling Securityholder and (iii) the number of shares of common stock and percentage of outstanding shares of common stock to be beneficially owned by such selling Securityholder after such offering and sale, assuming that all the shares offered by such selling Securityholder are in fact sold. Unless otherwise indicated, to our knowledge, each person has sole investment and voting power, if applicable (or shares such powers with his or her spouse), with respect to the securities set forth in the following table. As of August 13, 1999 we had 17,555,160 shares of common stock issued and outstanding.

--------------------------------------------------------------------------------------------------------------------------
                                                                                                   Common Shares
                                         Number of Shares                                    Owned After Offering (4)
     Name and Address                 Beneficially Owned (1)           Common Shares                         Percentage of
of Selling Securityholder                Prior to Offering            Offered Hereby         Number           Outstanding
-------------------------             ----------------------          --------------         ------           -----------
--------------------------------------------------------------------------------------------------------------------------
Dr Kenneth Bloom
KG Data Systems, Inc.
28 Knight Street
Norwalk, CT 06851                           719,149 (2)                   719,149            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
John P. Kneafsey
Pathfinder Investment Advisors
9515 Deerco Road
Suite 903
Timonium, MD 21093                          250,000 (3)                   250,000            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
William L. Schrader
PSINet
510 Huntmar Park Drive
Herndon, VA 20170                           250,000 (3)                   250,000            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Thomas Taylor
Chesapeake Securities
Research Corporation
40 West Chesapeake Avenue
Towson, Maryland 21204                      161,250 (3)                   161,250            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
Andrew Shultz
117 Kirwins Landing
Chester, Maryland 21619                     500,000 (3)                   500,000            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
Harland McWilliams
25726 Eastwind Drive
Dana Point, CA 92629                        125,000 (3)                   125,000            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
Eugene Krueger
6802 Mallow Court
Springfield, VA 22152                       125,000 (3)                   125,000            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
Robert E. Pearson
13722 Beckenham Drive
Little Rock, AK 72212                       187,500 (3)                   187,500            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
Edward A. Rayder
610 Main Street
Corinth, NY 12822                           250,000 (3)                   250,000            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
Matthew Toth
1710 Park Ave
Baltimore, MD 21217                         125,000 (3)                   125,000            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
Helen Toth
1710 Park Ave
Baltimore, MD 21217                         125,000 (3)                   125,000            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
C. Richard Lehnert
7 Old Belfort Road
Sparks, MD 21152                            250,000 (3)                   250,000            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
Mathias Duys
c/o FastComm Communications
45472 Holiday Drive
Sterling, VA 20166                           12,500 (3)                    12,500            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------
TOTAL                                     3,080,399                     3,080,399            - 0 -               - 0 -
--------------------------------------------------------------------------------------------------------------------------


(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes consideration of voting or investment power with respect to the securities at issue. Information with respect to beneficial ownership is based upon information as of August 13, 1999, and assumes that there is outstanding an aggregate of 17,555,160 shares of common stock, not including treasury shares. Except as otherwise indicated in the footnotes below, and subject to community property laws where applicable, we believe, based upon information furnished by selling Securityholders, that the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Does not include shares underlying 120,000 Options held by Dr. Bloom which are not being registered hereby.

(3) Includes shares of common stock underlying A&B warrants which were issued to these individuals and which are immediately exercisable.

(4)  Assumes the sale of all Offered Shares.


                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, of which 17,555,160 shares were outstanding at August 13, 1999, fully paid and non-assessable prior to this offering. There are currently 2,292,381 options outstanding under the Company's stock Option Plan.





COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record in the election of directors and with respect to all other matters to be voted on by stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50 percent of such shares voting for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of FastComm Communications Corporation, the holders of common stock of liquidation, dissolution or winding up of FastComm Communications, the holders of common stock are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. All of the shares of common stock currently outstanding are duly authorized, validly issued, fully paid and non-assessable.


WARRANTS AND DEBENTURES

     There are currently outstanding 4,745,908 warrants to purchase common stock. Each warrant entitles the registered holder to purchase one share of our common stock, $.01 par value, at exercise prices ranging from $0.63 to $6.77 per share, exercisable at various times until January, 2004. In connection with its reorganization, the Company issued debentures, totaling $2,490,357 issued to the unsecured creditors. The debentures will be convertible into common stock of the Company between the first and fourth anniversary of the effective date of the Plan. The debentures are convertible at the average of the closing price of the Company's common stock for the ten consecutive trading days ending on the trading day immediately prior to conversion. The debentures bear interest at 7.5%, payable in common stock of the Company. If not converted sooner, all debentures must be converted to common stock by April 2003. The Company has the right, at anytime, to redeem for cash at par value all of the outstanding debentures plus any accrued interest. Each debenture holder has the additional right to surrender the entire debenture to the Company on April 12, 2000 and receive cash equal to 15% of the holder's original allowed claim plus interest.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Continental Transfer & Trust Company, whose address is 2 Broadway, New York, New York, 10004, telephone number (212) 509-4000.


                              PLAN OF DISTRIBUTION

     The Shares are being offered on behalf of the Selling Securityholders, and, except for the exercise price of the Warrants, the Company will not receive any proceeds from the Offering. The Shares may be offered and sold from time to time by the Selling Securityholders, or by pledges, donees or transferees of, or other successors in interest to, the Selling Securityholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or may acquire Offered Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Offered Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales (ii) transactions involving cross or block trades or otherwise on the NASDAQ OTC Bulletin Board; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own account pursuant to this Prospectus; (iv) "at the market " to or through market makers or into an existing market for the Common Shares; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or
(vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Securityholders or their successors in interest may enter into hedging transaction with broker-dealers who may engage in short sales of Offered Shares in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Offered Shares, which Offered Shares may be resold thereafter pursuant to this Prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the Offered Shares as agents may receive compensation in the form of commissions, discounts of concessions from the Selling Securityholders and/or purchasers of the Offered Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Securityholders and any broker-dealers who act in connection with the sale of Offered Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Offered Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Securityholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Securityholder any other Securityholder, broker, dealer, underwriter or agent relating to the sale of distribution of the Offered Shares.

     We have agreed to indemnify the selling security holders and the selling security holders have agreed to indemnify us, our officers, directors, employees, agents and controlling persons from certain damages or liabilities arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in or material omission or alleged omission from the Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, to the extent such untrue statement or omission was made in the Registration Statement or other document in reliance upon information furnished by the indemnifying party.

     The legal, accounting and other fees and expenses related to the offer and sale of the common stock contemplated hereby are estimated to be $25,000 and will be paid by us. We will pay all expenses incurred in connection with this offering, excluding commissions charged by any broker or dealer acting on behalf of a selling security holder.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby is being passed upon by Sokolow, Dunaud, Mercadier & Carreras, New York New York, and Paris France, counsel to the Company.


                                     EXPERTS

     The audited financial statements and supplemental schedules of the Company have been audited by BDO Seidman LLP, certified public accountants, whose report is incorporated herein by reference from the Company's Annual Report on Form 10-K. These financial statements and supplemental schedule are incorporated herein by reference in reliance upon the reports of such independent certified public accountants given upon their authority as experts in accounting and auditing.

NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY FASTCOMM COMMUNICATIONS CORPORATION JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY SHARES OF IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS COMMON STOCK OF SHARES OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION COMMON STOCK CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



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                                TABLE OF CONTENTS

                                                                            PAGE

Where You Can Find More Information............................................2
Special Note Regarding Forward Looking Statements..............................2
Certain Risk Factors...........................................................4
The Company....................................................................7
Use of Proceeds...............................................................11
Selling Security Holders......................................................11
Description of the Securities.................................................12
Plan of Distribution..........................................................13
Legal Matters.................................................................14
Experts.......................................................................14



                      FASTCOMM COMMUNICATIONS CORPORATION


                                    3,080,399
                                    SHARES OF
                                  COMMON STOCK



                           --------------------------




                                   PROSPECTUS

                            ------------------------


                                OCTOBER 18, 1999